Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

SERIES D-1 PREFERRED STOCK OF

DIALOGIC INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Dialogic Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on April 11, 2012:

RESOLVED, that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority vested in the Board by the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on April 11, 2007 (as amended by the Certificates of Amendment to the Amended and Restated Certificate of Incorporation each filed with the Secretary of State of the State of Delaware on September 30, 2010, the “Certificate of Incorporation”), the Board does hereby provide for the creation of one series of the preferred stock, $0.001 par value per share, of the Corporation (the “Preferred Stock”), and hereby states the designations, powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows:

1. Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock of the Corporation designated as “Series D-1 Preferred Stock” (the “Series D-1 Preferred Stock”). The authorized number of shares of Series D-1 Preferred Stock shall be one (1) share. The share of Series D-1 Preferred Stock shall have a par value of $0.001. The share of Series D-1 Preferred Stock shall have a stated value of $100 and a liquidation preference of $100, as described herein.

2. Dividends. The holder of record of the share of Series D-1 Preferred Stock (the “Holder”) shall not be entitled to receive, in respect of the share of Series D-1 Preferred Stock held by it, dividends from the Corporation.

3. Liquidation Preferences. Upon the dissolution, liquidation or winding up of the Corporation (a “Liquidation Event”), the Holder of Series D-1 Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of capital stock of the Corporation ranking junior to the Series D-1 Preferred Stock upon a Liquidation Event, the amount of $100, payable in cash, and no more. Neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a Liquidation Event for the purposes of this Section 3 and Section 13. After the payment to the Holder of the full preferential amount provided for in this Section 3, the Holder of the share of Series D-1 Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

4. Voting Rights.

(a) General. The Holder of the share of Series D-1 Preferred Stock, as such, shall not be entitled to any voting rights except as provided in this Section 4 or as otherwise required by law. The Holder of the share of Series D-1 Preferred Stock shall be entitled to written notice of all meetings of stockholders and, if applicable, any action by written consent of stockholders solicited by or on behalf of the Corporation (and copies of proxy materials, consent solicitation statements and other information sent to stockholders in connection therewith) with respect to which it would be entitled to vote or, if applicable, provide consent, which notice shall be provided pursuant to the Corporation’s bylaws (the “Bylaws”) and the DGCL.

(b) Board Rights. Commencing on the Stockholder Approval Date (as defined in the Securities Purchase Agreement), the Series D-1 Preferred Stock, voting as a separate class, shall have the right to designate and elect (i) four (4) directors to the Board (each director to the Board designated and elected pursuant to this Section 4(b), a “Series D-1 Director”, and all such directors, the “Series D-1 Directors”) at any time while the Holder (together with its affiliates) beneficially owns in the aggregate at least forty-five percent (45%) of the then issued and outstanding shares of Common Stock (assuming (x) the exercise in full of all warrants then exercisable by the Holder and any affiliates thereof and (z) conversion or exercise, as applicable, of any other securities of the Corporation that by their terms are convertible or exercisable into shares of Common Stock that are held by the Holder, collectively, the “Fully Diluted Common Stock”); (ii) three (3) Series D-1 Directors at any time while the Holder (together with its affiliates) beneficially owns in the aggregate at least thirty percent (30%) and less than forty-five percent (45%) of the Fully Diluted Common Stock; (iii) two (2) Series D-1 Directors at any time while the Holder (together with its affiliates) beneficially owns in the aggregate at least ten percent (10%) and less than thirty percent (30%) of the Fully Diluted Common Stock; or (iv) one (1) Series D-1 Director at any time while the Holder (together with its affiliates) beneficially owns in the aggregate at least three percent (3%) and less than ten percent (10%) of the Fully Diluted Common Stock. The Series D-1 Directors shall each be elected (including in the event of any vacancy in the position of any Series D-1 Director) by the affirmative vote of the Holder of the Series D-1 Preferred Stock either at a meeting of stockholders at which directors are elected, at a special meeting of stockholders or by written consent without a meeting in accordance with this Certificate of Designations (the “Certificate of Designations”) and the DGCL, and each Series D-1 Director shall be a member of the Board until such Series D-1 Director resigns or is removed or such Series D-1 Director’s successor is designated and elected, in each case in accordance with the provisions set forth below in this Section 4(b), unless such Series D-1 Director is again designated and elected as a director to the Board pursuant to and in accordance with the terms of this Certificate of Designations. Any vacancy created by the death, resignation, removal or disqualification of any Series D-1 Director shall only be filled by the Holder of Series D-1 Preferred Stock. Any Series D-1 Director, during his or her term of office, may be removed at any time, with or without cause, by and only by the Holder of Series D-1 Preferred Stock. At any meeting held for the purpose of electing or removing any Series D-1 Director, or for the purpose of taking any action requiring a separate vote of the Series D-1 Preferred Stock, the presence in person or by proxy of the Holder shall constitute a quorum for the purpose of such election, removal or other action.

(c) At any time while the Holder of Series D-1 Preferred Stock is entitled to elect two or more Series D-1 Directors, one of the Series D-1 Directors, as designated and elected by the Holder pursuant to Section 4(b), shall be the Chairman of the Board. Each Series D-1 Director shall have the right to serve on each committee and sub-committee of the Board and shall constitute the majority of the directors on each such committee and subcommittee, unless (i) otherwise required by applicable law, (ii) prohibited by FINRA rules regarding the composition of board committees or sub-committees, including the rules and interpretive guidance issued by FINRA regarding director independence, or (iii) there are not sufficient Series D-1 Directors who desire or who are available to be members of such committee or subcommittee in order to constitute a majority of the directors on such committee or subcommittee.

5. Covenants. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Holder of the Series D-1 Preferred Stock, the Corporation shall not (and the Corporation shall cause its Subsidiaries not to), directly or indirectly:

(a) alter, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, this Certificate of Designations, the Bylaws or any other organizational documents of the Corporation, or file any certificate of amendment of the Certificate of Incorporation (including any certificate of designations of, or certificate of amendment or other instrument with respect to, any series of preferred stock), if such action would adversely affect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series D-1 Preferred Stock, or would adversely affect the rights, powers and preferences of the Holder of the Series D-1 Preferred Stock in its capacity as such (in each case as determined by the Holder of the Series D-1 Preferred Stock in its sole discretion), regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation or by merger, consolidation, reorganization or otherwise or, without limitation of the foregoing, authorize, approve, consent to, take or effect any transaction or series of transactions, whether by amendment to the Certificate of Incorporation, this Certificate of Designations, the Bylaws or other organizational documents of the Corporation, or by merger, consolidation, reorganization or otherwise, to cancel the outstanding share of Series D-1 Preferred Stock or to reclassify, convert or exchange such share into cash or other property (including securities) of the Corporation, or to otherwise adversely affect the rights, powers and preferences of the Series D-1 Preferred Stock or the rights of the

Holder thereof as such (in each case as determined by the Holder of the Series D-1 Preferred Stock in its sole discretion);

(b) by operation of law or otherwise, convert the Corporation into any other organizational form;

(c) increase or decrease, or authorize the increase or decrease of, the authorized number of shares of Series D-1 Preferred Stock;

(d) increase or decrease, or authorize the increase or decrease of, the number of members of the Board as of the Subscription Date (which is seven (7) as of such date) or of any committee or subcommittee thereof as of such date (the number of each of which, as of the Subscription Date, shall be as set forth in a written instrument provided by the Corporation to the Holder on such date);

(e) elect, appoint or remove any person as Chairman of the Board, or elect, appoint any person to, or remove any person from, any office, however designated, that would confer upon the holder of such office powers and authority similar to those customarily vested in the person having the title of chairman of the board;

(f) create, designate or establish any committee of the Board or subcommittee thereof; change, alter or amend the powers, authorities or duties of any such committee or subcommittee; terminate or abolish any such committee or subcommittee; or elect, appoint or remove any member of, or fill any vacancy on, any such committee or subcommittee; or

(g) authorize, approve, consent to, or enter into any agreement with respect to, any of the foregoing, directly or indirectly, or authorize, approve, consent to, cause or permit any Subsidiary of the Corporation, directly or indirectly, to take any actions described in clauses (a) through (f) above.

6. Transfer. The Holder may only assign or otherwise transfer, by operation of law or otherwise, the share of Series D-1 Preferred Stock in connection with the sale or transfer, by operation of law or otherwise, of all of its remaining shares of Common Stock of the Company.

7. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing the share of Series D-1 Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

8. Remedies. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under the Certificate of Incorporation, the Bylaws, any other organizational documents of the Corporation and any of the other Transaction Documents (as defined in the Securities Purchase Agreement), at law or in equity

(including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Corporation therefore acknowledges and agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. Upon any request made by the Holder to the Corporation, the Corporation shall promptly (and in any event within 48 hours) provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations or to assert or exercise the rights, powers or privileges of the Holder hereunder.

9. Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action (in each case, whether directly by the Corporation or indirectly through any Subsidiary of the Corporation), avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all actions as may be required to protect the rights of the Holder.

10. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and the Holder and shall not be construed against any Person as the drafter hereof.

11. Notices. The Corporation shall provide the Holder of Series D-1 Preferred Stock with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given to the Holder under this Certificate of Designations, unless otherwise provided herein, such notice must be to the Holder in writing and shall be given in accordance with Section 6.4 of the Securities Purchase Agreement.

12. Series D-1 Preferred Stock Register. The Corporation shall maintain at its principal executive offices or the principal executive office of Dialogic Corporation (or such other office or agency of the Corporation as it may designate by notice to the Holder), a register for the Series D-1 Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Person in whose name the share of Series D-1 Preferred Stock has been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name the share of Series D-1 Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers. The Company shall keep the register open and available at all times during business hours for inspection by the Holder or its legal representatives

13. Redemption and Conversion Rights.

(a) The share of Series D-1 Preferred Stock shall be redeemable for the amount of $100, payable in cash, (i) at the written election of the Holder of Series D-1 Preferred Stock, or (ii) at the election of the Corporation at any time after the earlier to occur of the following: (x) the Holder (together with its affiliates) beneficially owns in the aggregate less than three percent (3%) of the Fully Diluted Common Stock at any time following the Stockholder Approval Date, or (y) a Liquidation Event.

(b) The share of Series D-1 Preferred Stock shall not be convertible either at the Corporation’s option or at the option of the Holder into shares of capital stock or other securities of the Corporation.

14. Actions Prohibited by Law. To the extent the Corporation is prohibited by law from taking any action specified in this Certificate of Designations to give effect to the rights, powers or privileges of the Holder, the Corporation shall, upon the request of the Holder, in addition to any other requirements of this Certificate of Designations, take such actions as may be reasonably requested by the Holder to implement a valid and enforceable provision that is a reasonable substitute for the prohibited provision in order to give the maximum effect to the intent of the Corporation and the Holder to observe the rights, powers and privileges of the Holder (the “Amended Provision”). The Corporation shall take any action necessary or appropriate, to the extent reasonably within its control, to cause this Certificate of Designations to be amended to include the Amended Provision.

15. Excluded Opportunities. By the adoption of the resolution providing for the creation of the Series D-1 Preferred Stock as stated in this Certificate of Designations, the Corporation hereby renounces any interest, expectancy or right of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction, interest or opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Series D-1 Director who is not an employee of the Corporation or any of its Subsidiaries, or (ii) the Holder or any partner, member, director, stockholder, employee or agent of the Holder, other than someone who is an employee of the Corporation or any of its Subsidiaries (collectively, “Covered Persons”), unless such matter, transaction, interest or opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Series D-1 Director.

16. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “affiliate” with respect to any Person shall mean any Person controlling, controlled by or under common control or common investment management with such Person.

(b) “Common Stock” means (i) the Corporation’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification or conversion of such common stock.

(c) “Notes” shall have the meaning as set forth in the Securities Purchase Agreement.

(d) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(e) “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Corporation and the other parties listed thereto, dated as of the Subscription Date, as may be amended from time in accordance with the terms thereof.

(f) “Subscription Date” means April 11, 2012.

(g) “Subsidiaries” shall have the meaning as set forth in the Securities Purchase Agreement.

FIVE: The foregoing Certificate of Designations has been duly approved by the Board.

* * * * *

IN WITNESS WHEREOF, Dialogic Inc. has caused this Certificate of Designations to be signed by its Chief Executive Officer this 11th day of April, 2012.

DIALOGIC INC.

By:	/s/ Nick Jensen
Nick Jensen
Chief Executive Officer